Exhibit 10.6

FIRST AMENDMENT TO SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT dated November 5, 2009 (the “First Amendment”) amends that certain SPLIT DOLLAR AGREEMENT  (the “Split Dollar Agreement”) that was made and entered into as of the 1st day of May, 2009 by and among NBT BANCORP INC., a Delaware corporation, and NBT BANK, N.A., a national banking association organized under the laws of the United States (collectively, the “Bank”), and NBT BANK, N.A., a corporate trustee, residing in the State of New York (the “Trustee”), for the Martin A. Dietrich Irrevocable Life Insurance Trust No. 1 (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Bank and the Trust entered into the Split Dollar Agreement; and

WHEREAS, the Bank and the Trust desire to clarify the provisions of the Split Dollar Agreement concerning termination of the Split Dollar Agreement;

WHEREAS, Section 9 of the Split Dollar Agreement provides that it may not be amended, altered or modified, except by a written instrument signed by the Bank and the Trust, or their respective successors or assigns.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Effective on the date hereof, Section 6 of the Split Dollar Agreement is deleted in its entirety and replaced with the following:

6.           Termination of the Agreement During the Employee’s Lifetime.

(a)  This Agreement may be terminated at any time while the Employee is living by a written instrument signed by the Bank and the Trustee.

(b)  The Bank may unilaterally terminate this Agreement while the Employee is living by written notice to the Trustee at any time after the Employee has ceased to be (i) both the President and Chief Executive Officer of the Bank and (ii) a member of the Board of the Bank, subject to subsection 6(c), below.

(c)   The terms of subsection 6(b), above, notwithstanding, if the cessation of the Employee’s employment as President and/or Chief Executive Officer of the Bank or Employee’s Board membership is due to disability (as defined pursuant to the Bank’s Long-Term Disability Plan), the Bank may not unilaterally terminate this agreement, but this Agreement shall continue in force until the earliest to occur of the following: (i) Employee reaching age 65, (ii) the Employee electing to receive his qualified retirement plan benefits or (iii) his ineligibility for benefits under the Bank’s Long-Term Disability Plan.  If at the occurrence of the first of these events the Employee is eligible to begin receiving benefits hereunder, this Agreement will continue and the Employee shall then receive benefits in accordance with the terms of this Plan. If, on the other hand, the Employee is not otherwise eligible to receive benefits hereunder, this Agreement shall terminate at that time unless the Employee thereupon returns to employment as the President and Chief Executive Officer of the Bank or as a member of the Board of Directors of the Bank, which shall continue the Agreement in full force.

(d)  In any event, upon termination of this Agreement pursuant to this Section 6, the Bank cannot assign, transfer, convey or sell the Policy to the Employee or any agent of the Employee for the Employee’s behalf.

2.           All other terms of the Split Dollar Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment, in duplicate, as of the day and year first above written.

NBT Bancorp Inc.

By:
Title:

NBT Bank, N.A.

By:
Title:

NBT Bank, N.A., as Trustee

By:
Title:

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